Exhibit 99.1

For release: January 8, 2008, 6:00 am EST	Contact:	Mark Rittenbaum Ph: 503-684-7000
Greenbrier Companies Reports First Quarter Results
Company earns $.16 per share on revenues of $286 million
Lake Oswego, Oregon, January 8, 2008 — The Greenbrier Companies [NYSE:GBX], a leading supplier of transportation equipment and services to the railroad industry, today reported financial results for its fiscal first quarter ended November 30, 2007.
Highlights
•	During the quarter Greenbrier entered the tank car market in North America through a multi-year order from GE Equipment Services for 11,900 covered hopper and tank cars. The railcars will be delivered over an eight-year period commencing in the third calendar quarter of 2008.

•	Revenues increased 16% to $286 million, due principally to acquisition-related growth in the Company’s refurbishment & parts segment.

•	Net earnings for the quarter, were $2.6 million, or $.16 per diluted share, compared to $1.9 million, or $.12 per diluted share, for the same period in 2007.

•	Results for the quarter were negatively impacted by $.16 per diluted share for: 1) special charges and other costs related to the Company’s Canadian facility, which is shut down and in the process of being liquidated ($.11); and 2) foreign exchange losses ($.05). In addition, the tax rate for the quarter was 57.5%, which compares to an anticipated rate for the remainder of the year of around 46%.

•	EBITDA before special charges for the quarter was $24.5 million, or 8.6% of revenues.

•	New railcar manufacturing backlog grew to 22,200 units, valued at $1.73 billion as of November 30, 2007, compared to 12,100 units valued at $830 million as of August 31, 2007.

•	New marine barge backlog was $102 million at November 30, 2007, compared to $110 million at August 31, 2007.

First Quarter Results:
          Revenues for the 2008 fiscal first quarter were $286.4 million, compared to $246.6 million in the prior year’s first quarter. EBITDA before special charges was $24.5 million, or 8.6% of revenues for the quarter, compared to $19.6 million, or 7.9 % of revenues in the prior year’s first quarter. Net earnings were $2.6 million, or $.16 per diluted share for the quarter, compared to net earnings of $1.9 million, or $.12 per diluted share for the same period in 2007.
          New railcar manufacturing backlog was 22,200 units valued at $1.73 billion at November 30, 2007, compared to 12,100 units valued at $830 million at August 31, 2007. Based on current production plans, approximately 4,500 units in the November 30, 2007 backlog are scheduled for delivery during the balance of fiscal 2008. Marine backlog was $102 million as of November 30, 2007, compared to $110 million as of August 31, 2007.
          William A. Furman, president and chief executive officer, said, “While we achieved year-over-year growth, we experienced an expected seasonal business slowdown on a sequential basis. Similar to last year, we anticipate improvement in our financial results as the year progresses with earnings more heavily weighted to the second half of the year. This anticipated earnings improvement is due principally to a more favorable product mix, cost reduction initiatives, and lower overall tax rate.”
          Results for the quarter were adversely affected by several factors, the aggregate affect of which was $.16 per diluted share. These factors were:
•	Special charges and other costs related to our Canadian manufacturing facility, TrentonWorks, impacted EPS by $.11. This facility is shut down and in the process of being liquidated, with completion expected by early in the third quarter of 2008.

•	Foreign exchange losses (excluding those incurred at TrentonWorks and included above) impacted EPS by $.05.
In addition, the tax rate for the quarter was 57.5%, compared to an anticipated effective tax rate for the remainder of the year of around 46%, as the rate for the first quarter was impacted by adjustments to tax estimates. The 46% effective tax rate for the balance of 2008 compares to a 40% effective rate in 2007. This change in the 2008 effective rate is due to the geographical mix of pre-tax earnings and losses, minimum tax requirements in certain local jurisdictions and operating losses for certain operations with no related accrual of tax benefit.
          Furman added, “A weaker overall economy, soft railcar loadings, and market saturation of certain freight car types are all factors contributing to caution on the part of our customers. As a result, we are experiencing an increasingly competitive new railcar market environment in North America. All new railcar builders in North America are feeling these effects, placing pressure on deliveries and margins. Our large backlog, efficient leasing capability, new railcar product line expansion, and stronger competitive footprint will keep us well positioned and very competitive in the new railcar marketplace.”
          First quarter revenues for the manufacturing segment were $159.2 million, down $9.5 million from $168.7 million in the first quarter of 2007. New railcar deliveries for the quarter were 1,900 units compared to 2,000 units in the prior comparable period. Revenues per unit decreased due to a change in product mix.
          Manufacturing gross margin for the quarter was 5.4% of revenues, compared to 4.2% of revenues in the first quarter of 2007. The increase in margin was principally due to the prior period including negative margin and overhead costs from Greenbrier’s Canadian facility that was permanently closed during the third quarter of 2007.
          The refurbishment & parts segment includes results for 35 shop locations across North America. Revenues for this segment were $103.9 million, double the $51.2 million of revenue for the prior comparable period. This revenue growth was principally the result of the Meridian Rail Services acquisition which occurred late in the first quarter of 2007. Margins during the quarter for this segment were 15.3% of revenues, compared to 12.2% in the prior comparable period, as the current period included a more favorable product mix.
          The leasing & services segment includes results from the Company’s owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 138,000 railcars. Revenues for this segment were $23.3 million, compared to $26.7 million in the same quarter last year. Leasing & services margin was 48.8% of revenues, compared to 59.5% of revenues in the same quarter last year. Leasing & services revenue and margin declined principally due to lower gains on equipment sales, interim rent and interest income, all of which have no associated cost of revenue.
Business Outlook:
          Furman continued, “The strategic steps taken in 2007 to improve our competitive position and build a stronger company that can perform more consistently through various economic cycles have already helped to stabilize performance and should serve us well in 2008 and beyond. Our competitive position in new railcar manufacturing in North America has improved and we remain focused on continuous improvement. We anticipate that our less cyclical business units, which include marine barge manufacturing, railcar repair &

refurbishment, leasing, management services, and European new railcar manufacturing, should approach $800 million of revenues in 2008 and provide a source of stability to cash flow and earnings. We continue to seek opportunities to grow: marine barge, repair, refurbishment and parts; leasing; and management services.”
          Mark Rittenbaum, senior vice president & treasurer, said, “During the past quarter we have focused on initiatives which will provide a strong operating platform in 2008 and beyond. These initiatives include 1) working with major customers to solidify our new railcar production plans in 2008; 2) accelerating the timeline for liquidation of our loss-producing Canadian facility, which we intend to complete over the next three or four months; 3) focusing on cost reductions; 4) ensuring the successful start up of our new Greenbrier-GIMSA manufacturing operation in Mexico; and 5) improving operating results in Europe.”
          “We are confident these initiatives, along with a more favorable product mix, seasonally higher refurbishment & parts revenues, and anticipated lower overall tax rate will produce stronger financial results as the year progresses, particularly in the second half of 2008. However, we do not expect that earnings before special charges (net of tax) in 2008 will meet the $2.22 per diluted share realized in 2007, as we anticipate lower overall new railcar deliveries, lower gains on equipment sales, and a higher tax rate than in 2007.”
          Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 35 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 138,000 railcars.
          “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price increases and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page

10 of Part I , Item 1a and “Forward Looking Statements” on page 28 of Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
          EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.
The Greenbrier Companies will host a teleconference to discuss first quarter fiscal 2008 results. Teleconference details are as follows:
Tuesday, January 8, 2008
7:30 am Pacific Standard Time
Phone #: 630-395-0143, Password: “Greenbrier”
Webcast Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the website 10 minutes prior to the start time. Following the call, a replay will be available on the same website. Telephone replay will be available through January 26, 2008 at 203-369-1940.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	November 30, 2007	August 31, 2007
Assets
Cash and cash equivalents	$6,685	$20,808
Restricted cash	2,910	2,693
Accounts receivable	137,839	157,038
Inventories	201,952	194,883
Assets held for sale	44,745	42,903
Equipment on operating leases	306,501	294,326
Investment in direct finance leases	8,950	9,040
Property, plant and equipment	114,894	112,813
Goodwill	169,001	168,987
Intangibles and other assets	68,833	69,258

	$1,062,310	$1,072,749

Liabilities and Stockholders’ Equity
Revolving notes	$52,598	$39,568
Accounts payable and accrued liabilities	217,949	239,713
Participation	617	4,355
Deferred income taxes	64,102	61,410
Deferred revenue	13,447	18,052
Notes payable	459,927	460,915

Minority interest	5,643	5,146

Commitments and contingencies (Note 12)

Stockholders’ equity:
Preferred stock — without par value; 25,000 shares authorized; none outstanding	—	—
Common stock — without par value; 50,000 shares authorized; 16,179 and 16,169 shares outstanding at November 30, 2007 and August 31, 2007	16	16
Additional paid-in capital	79,166	78,332
Retained earnings	166,618	165,408
Accumulated other comprehensive loss	2,227	(166)

	248,027	243,590

	$1,062,310	$1,072,749

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	November 30,
	2007	2006
Revenue
Manufacturing	$159,194	$168,692
Refurbishment & parts	103,889	51,236
Leasing & services	23,295	26,695

	286,378	246,623

Cost of revenue
Manufacturing	150,565	161,688
Refurbishment & parts	87,951	45,007
Leasing & services	11,925	10,811

	250,441	217,506

Margin	35,937	29,117

Other costs
Selling and administrative expense	20,184	17,124
Interest and foreign exchange	10,419	9,641
Special charges	189	—

	30,792	26,765

Earnings before income taxes, minority interest and equity in unconsolidated subsidiaries	5,145	2,352

Income tax expense	(2,956)	(580)

Earnings before minority interest and equity in unconsolidated subsidiaries	2,189	1,772

Minority interest	375	(2)
Equity in earnings of unconsolidated subsidiaries	78	100

Net earnings	$2,642	$1,870

Basic earnings per common share	$0.16	$0.12

Diluted earnings per common share	$0.16	$0.12

Weighted average common shares:
Basic	16,172	15,961
Diluted	16,198	16,010

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Three Months Ended
	November 30
	2007	2006
Cash flows from operating activities:
Net earnings	$2,642	$1,870
Adjustments to reconcile net earnings to net cash used in operating activities:
Deferred income taxes	2,692	303
Depreciation and amortization	8,256	7,526
Gain on sales of equipment	(780)	(3,222)
Special charges	189	—
Other	(242)	40
Decrease (increase) in assets excluding acquisitions:

Accounts and notes receivable	23,564	(8,029)
Inventories	(232)	(1,379)
Assets held for sale	(8,501)	(15,342)
Other	503	351
Increase (decrease) in liabilities excluding acquisitions:
Accounts payable and accrued liabilities	(27,005)	(17,547)
Participation	(3,738)	396
Deferred revenue	(6,118)	(6,906)

Net cash used in operating activities	(8,770)	(41,939)

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(264,470)
Principal payments received under direct finance leases	88	229
Proceeds from sales of equipment	1,422	20,833
Investment in and advances to unconsolidated joint venture	176	137
Increase in restricted cash	140	(436)
Capital expenditures	(14,475)	(30,458)

Net cash used in investing activities	(12,649)	(274,165)

Cash flows from financing activities:
Changes in revolving notes	6,677	186,608
Proceeds from issuance of notes payable	—	(69)
Repayments of notes payable	(1,331)	(931)
Repayment of subordinated debt	—	(821)
Proceeds from minority interest	600	1,200
Stock options exercised and restricted stock awards	783	877
Excess tax benefit of stock options exercised	51	869

Net cash provided by financing activities	6,780	187,733

Effect of exchange rate change	516	(164)
Decrease in cash and cash equivalents	(14,123)	(128,535)

Cash and cash equivalents
Beginning of period	20,808	142,894

End of period	$6,685	$14,359

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA (1)
(In thousands, unaudited)

	Three Months Ended
	November 30
	2007	2006
Net cash used in operating activities	$(8,770)	$(41,939)
Changes in working capital	21,527	48,456
Deferred income taxes	(2,692)	(303)
Gain on sales of equipment	780	3,222
Other	242	(40)
Income tax expense	2,956	580
Interest and foreign exchange	10,419	9,641

EBITDA from operations before special charges	$24,462	$19,617

(1)	“EBITDA” (earnings from operations before special charges, interest and foreign exchange, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.